EXHIBIT 99.1

Larry Roesel to Retire From AutoZone

MEMPHIS, Tenn., Sept. 28, 2015 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced that Larry Roesel, Senior Vice President, Commercial, Customer Satisfaction has made the decision to retire from AutoZone later this fall. Larry joined AutoZone in 2007 and has been a key contributor in designing and building the Commercial business at AutoZone. Under Larry's leadership, AutoZone's Commercial business has grown from $700 million to $1.8 billion.

"I would like to thank Larry for his many contributions to our organization over the last eight years," said Bill Rhodes, Chairman, President and Chief Executive Officer. "While we will certainly miss Larry and his contributions, he has developed strong leaders who are prepared to lead this organization to continued success well into the future. We wish Larry and his wife, Beverly, all the best in retirement."

"It's been a fantastic experience over the past 8 1/2 years," said Roesel. "AutoZone is truly a unique and incredible organization driven by our strong 'Customers First' culture, exceptional leadership and the dedication and passion our 80,000 AutoZoners demonstrate every day. I'm extremely proud of the results we've delivered and the progress we've made with our Commercial business. I wish the team continued success for many years to come."

About AutoZone:

As of August 29, 2015, AutoZone sells auto and light truck parts, chemicals and accessories through 5,141 AutoZone stores in 49 states plus the District of Columbia and Puerto Rico in the U.S., and 441 stores in Mexico and seven stores in Brazil and 20 IMC branches for a total count of 5,609.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. IMC branches carry an extensive line of OE quality import replacement parts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories and performance parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

CONTACT: Media: Ray Pohlman, 866-966-3017, ray.pohlman@autozone.com
         Financial: Brian Campbell, 901-495-7005, brian.campbell@autozone.com